Exhibit 10.3

INVESTMENT ADVISORY AND

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

KEATING CAPITAL, INC.

AND

KEATING INVESTMENTS, LLC

This Agreement (the “Agreement”) made this 28th day of July, 2008, by and between KEATING CAPITAL, INC, a Maryland company (the “Company”), and KEATING INVESTMENTS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a newly organized non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is an investment adviser registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company and to provide for the administrative services necessary for the operation of the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a)           Retention of Adviser.  The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth:

(i)
in accordance with the investment objective, policies and restrictions that are set forth in the Company’s private placement memorandum dated June 16, 2008, as amended from time to time (the “PPM”); and

(ii)
during the term of this Agreement in accordance with all applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation and bylaws, in each case as amended from time to time (the “Charter Documents”)

(b)           Responsibilities of Adviser.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)	close, monitor and service the Company’s investments;

(iv)	determine the securities and other assets that the Company purchases, retains, or sells; and

(v)	provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

(c)           Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company.  In the event that the Company determines to acquire debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board.

(d)           Administrative Services.  Subject to the supervision, direction and control of the Board, the provisions of the Charter Documents, and applicable federal and state law, the Adviser shall perform, or cause to be performed by other persons, all administrative services in connection with the operation of the Company.  Without limiting the generality of the foregoing, the Adviser shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Adviser, subject to review by the Board of the Company, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.  The Adviser shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.  The Adviser shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable.  The Adviser shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (“SEC”).  In addition, the Adviser will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

(e)           Acceptance of Employment.  The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(f)           Sub-Advisers.  The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder.  Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company.

(i)	The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser.

(ii)
Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to Board and Company shareholder approval thereunder, and other applicable federal and state law.

(iii)
Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(g)           Independent Contractor Status.  The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(h)           Record Retention. Subject to review by and the overall control of the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours.  The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and upon termination of this Agreement pursuant to Section 8, provided that the Adviser may retain a copy of such records.

2.	Company’s Responsibilities and Expenses Payable by the Company.

All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and expenses of such personnel allocable to such services, will be provided and paid for by the Adviser, and not by the Company.  The Company shall be responsible for all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Company’s net asset value; effecting sales and repurchases of shares of the Company’s common stock and other securities; investment advisory fees; fees payable to third parties relating to, or associated with, making investments (in each case subject to approval of the Company’s Board ) including fees and expenses associated with performing due diligence reviews of prospective investments; transfer agent and custodial fees; costs and expenses relating to marketing and advertising the Company, including without limitation sponsorship of industry events, attendance at industry conferences and travel and entertainment costs associated with meeting relevant investors and prospective portfolio companies (to the extent not reimbursed by such companies); the salary, bonus and benefits payable to the Company’s Chief Financial Officer, Chief Compliance Officer, Controller and administrative support staff; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of proxy statements, stockholders’ reports and notices; fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs such as printing, mailing, long distance telephone, staff, independent auditors and outside legal costs; and all other expenses incurred by the Company in connection with administering the Company’s business, including rent.

3.           Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth.  The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.  See Appendix A for examples of how the Incentive Fees are calculated.

(a)           Base Management Fee.  The Base Management Fee shall be calculated at an annual rate of 2.0% of the Company’s gross assets.  The Base Management Fee shall be payable monthly in arrears, and shall be calculated based on the value of the Company’s gross assets at the end of the most recently completed calendar quarter and appropriately adjusted for any equity capital raises or repurchases during the current calendar quarter.  The Base Management Fee for any partial month or quarter shall be appropriately pro rated.  The Base Management Fee shall begin accruing on the day immediately following  the final closing of the sale of the Company’s securities under the PPM.

(b)           Incentive Fee.  The Incentive Fee shall be determined and payable in arrears as of the end of each calendar year (and upon termination of this Agreement, as set forth below), commencing with the calendar year ending December 31, 2008.

The Incentive Fee for a calendar year shall be an amount equal to 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees, with respect to each of the investments in our portfolio; provided that the Incentive Fee determined as of December 31, 2008 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from inception. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying the Incentive Fee.

An example setting forth the operation of the Incentive Fee is attached as Attachment A.

In consideration of the administrative services provided by the Adviser hereunder, the Company shall reimburse the Adviser for the costs and expenses incurred by the Adviser in performing its administrative obligations and providing personnel and facilities hereunder, including the Company’s allocable portion of the direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Adviser in connection with administering the Company’s business, and the allocable portion of the Adviser’s overhead in performing its obligations hereunder, including rent and the allocable portion of the cost of the Company’s chief compliance officer and chief financial officer and their respective staffs.

4.	Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

5.	Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law).  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

6.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

7.	Indemnification.

The Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, and the Company shall indemnify the Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company.  Notwithstanding the preceding sentence of this Paragraph 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

8.	Effectiveness, Duration and Termination of Agreement.

(a)           Term and Effectiveness.  This Agreement shall become effective as of the date above written.  This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company, and (ii) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)           Termination.  This Agreement may be terminated at any time, without the payment of any penalty, by either party upon 60 days’ written notice to the other party.  This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).  The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

9.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

10.	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

11.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.  For so long as the Company is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

KEATING CAPITAL, INC.

By:	/s/ Timothy J. Keating
Timothy J. Keating
President and Chief Executive Officer

KEATING INVESTMENTS, LLC

By:	/s/ Timothy J. Keating
Timothy J. Keating
Managing Member

APPENDIX A

The following table sets forth various examples of the calculation of the Incentive Fee based on different levels of realized and unrealized gains and losses over a period of years.  These calculations are based on the different assumptions set forth in the table:

Examples of Annual Incentive Fee for Capital Gains (all dollar amounts in millions)
Example 1

Year	Investment Description	Incentive Fee	Explanatory comments

1	Invested $5 in Company A stock and $10 in Company B stock.	$0	No incentive fee since as there are realized gains.
2	Sold Company A stock for $15 ($10 realized gain). Fair value of Company B stock at $20 ($10 unrealized gain)	$2.0	Incentive fee equals 20% of $10 realized gains. Unrealized gains do not affect calculation.
3	Fair value of Company B stock at $8 ($2 unrealized loss).	$0	No incentive fee as there are only unrealized loss in the year.
4	Sold Company B stock for $12 ($2 realized gain).	$0.4	Incentive fee equals 20% of cumulative realized gains of $12, or $2.4, less previously paid incentive fee of $2.

Example 2

Year	Investment Description	Incentive Fee	Explanatory comments

1	Invested $20 in Company A stock, $30 in Company B stock and $25 in Company C stock	$0	No incentive fee as there are no realized gains.
2	Sold Company A stock for $50 (realized gain $30). Fair value of Company B stock at $25 ($5 unrealized loss). Fair value of Company C stock at $25 (no unrealized gain or loss).	$5.0	Incentive fee equals 20% of $25 (which is the $30 realized gains less the $5 unrealized loss).
3	Sold Company C stock for $30 ($5 realized gain). Fair value of Company B stock at $27 ($3 unrealized loss)	$1.4	Incentive fee equals 20% of $32 (which is the $35 of realized gains less the $3 of unrealized losses), reduced by the $5 previously paid incentive fee.
4	Fair value of Company B stock at $35 ($5 unrealized gain).	$0	No incentive fee as there are no realized gains in year.
5	Sold Company B stock for $20 ($10 realized loss).	$0	No incentive fee as the 20% incentive fee on $25 (which is the $35 cumulative realized gains less the $10 realized losses) exceeds the $6.4 previously paid incentive fee.